Exhibit 15.3

Consent of Independent Registered Public Accounting Firm

Titan Medical Inc.

Toronto, Canada

We hereby consent to the filing in this Annual Report on Form 20-F for the year ended December 31, 2019 with the United States Securities and Exchange Commission of (i) our report dated March 30, 2020, on the financial statements of Titan Medical Inc. (the “Company”) for the year ended December 31, 2019; and (ii) our report dated March 30, 2019, on the financial statements of the Company for the year ended December 31, 2018, as amended to include subsequent events from February 19, 2019 to March 30, 2020.

We also consent to the incorporation by reference of such reports into the Company’s (i) Registration Statement No. 333-229612 on Form S-8, (ii) Registration Statement No. 333-225962 on Form F-10, as amended, (iii) Registration Statement No. 333-230072 on Form F-10, as amended, and (iv) Registration Statement No. 333-232898 on Form F-3.

“signed”

BDO Canada LLP

Toronto, Canada

March 30, 2020